Exhibit 10.2

EXECUTION VERSION

NATIONSTAR AGENCY ADVANCE FUNDING TRUST,

as Issuer

and

THE BANK OF NEW YORK MELLON,

as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

and

NATIONSTAR MORTGAGE LLC,

as Administrator and as Servicer

and

BARCLAYS BANK PLC,

as Administrative Agent

SERIES 2013-VF1

INDENTURE SUPPLEMENT

Dated as of January 31, 2013

to

FOURTH AMENDED AND RESTATED INDENTURE

Dated as of January 31, 2013

ADVANCE RECEIVABLES BACKED NOTES,

SERIES 2013-VF1

- i -

THIS SERIES 2013-VF1 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of January 31, 2013, is made by and among NATIONSTAR AGENCY ADVANCE FUNDING TRUST, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), NATIONSTAR MORTGAGE LLC, a Delaware limited liability company (“Nationstar”), as Administrator on behalf of the Issuer, as Servicer under the Designated Servicing Agreements, and BARCLAYS BANK PLC (“Barclays”), a public limited company formed under the laws of England and Wales, as Administrative Agent (as defined below). This Indenture Supplement relates to and is executed pursuant to that certain Fourth Amended and Restated Indenture (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of January 31, 2013, among the Issuer, the Servicer, the Administrator and the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary and the Administrative Agent, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.

PRELIMINARY STATEMENT

The Issuer has duly authorized the issuance of a Series of Notes, the Series 2013-VF1 Notes (the “Series 2013-VF1 Notes”). The parties are entering this Indenture Supplement to document the terms of the issuance of the Series 2013-VF1 Notes pursuant to the Base Indenture, which provides for the issuance of Notes in multiple series from time to time.

Section 1. Creation of Series 2013-VF1 Notes.

There are hereby created, effective as of the Issuance Date, the Series 2013-VF1 Notes, to be issued pursuant to the Base Indenture and this Indenture Supplement, to be known as “Nationstar Agency Advance Funding Trust 2013-VF1 Advance Receivables Backed Notes, Series 2013-VF1 Notes.” The Series 2013-VF1 Notes shall not be subordinated to any other Series of Notes. The Series 2013-VF1 Notes are issued in four (4) Classes of Variable Funding Notes (Class A-VF1, Class B-VF1, Class C-VF1, and Class D-VF1), with the Initial Note Balances, Maximum VFN Principal Balances, Stated Maturity Dates, Revolving Period, Note Interest Rates, Expected Repayment Dates and other terms as specified in this Indenture Supplement, to be known as the Advance Receivables Backed Notes, Series 2013-VF1. The Series 2013-VF1 Notes shall be secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2013-VF1 Notes and all other Series of Notes issued under the Indenture as described therein. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 2. Defined Terms.

With respect to the Series 2013-VF1 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“90+ Day Delinquent Loan” has the meaning assigned to such term in the defined term “Market Value.”

“Administrative Agent” means, for so long as the Series 2013-VF1 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, Barclays Bank PLC, or an Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, together, Barclays Bank PLC, and such other parties as set forth in any other Indenture Supplement, or a respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Rates”: On any date of determination with respect to each Receivable related to any Class of Series 2013-VF1 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator, and with consultation with each Note Rating Agency; provided, that in the event that the Servicer’s sub-prime servicer rating is reduced below “Average” by S&P, the Advance Rates applicable to the Receivables related to such Class of Notes shall be equal to the Advance Rates set forth below prior to such ratings reduction minus 5.00%; and provided, further, that the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable:

Advance Type / Class of Notes	Class A-VF1	Class B-VF1	Class C-VF1	Class D-VF1
Delinquency Advances	90.00%	92.50%	94.00%	95.50%
Non-Judicial Escrow Advances	84.50%	89.00%	91.25%	93.50%
Judicial Escrow Advances	77.00%	83.25%	86.75%	90.00%
Non-Judicial Corporate Advances	60.50%	73.25%	79.75%	86.25%
Judicial Corporate Advances	49.75%	65.75%	74.00%	82.50%

“Advance Ratio” means, as of any date of determination with respect to any Designated Pool, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the related PSA Stressed Non-Recoverable Advance Amount on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans in such Designated Pool, serviced pursuant to the related Designated Servicing Agreement.

“Applicable Rating” means the rating assigned to each Class of the Series 2013-VF1 Notes by S&P, as the Note Rating Agency, upon the issuance of such Class as set forth below:

(i) Class A-VF1: AAA(sf);

(ii) Class B-VF1: AA(sf);

(iii) Class C-VF1: A(sf); and

(iv) Class D-VF1: BBB (sf).

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate on such date and (ii) the Federal Funds Rate on such date plus 0.50%.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Indenture, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means (a) Securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 unless otherwise approved by the Administrative Agent in writing in its sole discretion, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” means, at any time, (a) less than 100% of Nationstar’s equity securities are owned, directly or indirectly, by Nationstar Mortgage Holdings Inc. (“NMH”), (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), of more than the greater of (x) 35% of the then-outstanding voting power of NMH’s voting equity interests and (y) the percentage of the then-outstanding voting power of NMH’s voting equity interests owned, in the aggregate, directly or indirectly, beneficially and of record, by the Permitted Holders, determined after such person’s or group’s most recent acquisition of outstanding voting power of NMH’s voting equity interests; unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of NMH’s board of directors, or (c) a sale of all or substantially all of the assets of Nationstar.

“Class A-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class A-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class B-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class B-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class C-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class C-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class D-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class D-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Coefficient” means, for each Class of the Series 2013-VF1 Notes, 0.08%.

“Commercial Paper Notes” means the promissory notes issued or to be issued by a Conduit Holder in the United States commercial paper market.

“Conduit Holder” means Sheffield Receivables Corporation or any other asset-backed commercial paper conduit administered by the Administrative Agent whose asset-backed commercial paper is rated A-1 or higher by S&P and P-1 by Moody’s.

“Constant” means, for the Series 2013-VF1 Notes, 1.00%.

“Corporate Trust Office” means with respect to the Series 2013-VF1 Notes, the office of the Indenture Trustee (or The Bank of New York Mellon in any of its capacities) at which at any particular time its corporate trust business will be administered, which office at the date hereof is located at (i) for purposes other than final payment or note transfers, 101 Barclay Street, Floor 8W, New York, New York 10286, Attention: Nationstar Agency Advance Funding Trust, Series 2013-VF1, and (ii) for purposes of final payment and note transfers, 2001 Bryan Street, 9th Floor, Dallas, TX 75201, Attention: Transfers, Nationstar 2013-VF1.

“Cost of Funds Rate” means, for each Interest Accrual Period, a rate per annum equal to: (i) for any Conduit Holder of Series 2013-VF1 Notes to the extent it funds its related Note

Balance during such period by issuing asset-backed commercial paper, the applicable CP Rate; (ii) for any VFN Principal Balance of Series 2013-VF1 Notes held by Barclays in an Interest Accrual Period when such VFN Principal Balance, had it then been held by a Conduit Holder, could have been funded by the issuance of asset-backed commercial paper during such Interest Accrual Period, as determined the Administrative Agent in its good faith discretion, One-Month LIBOR, or (iii) for any Noteholder to the extent it does not fund its Note Balance during such period by issuing asset-backed commercial paper except in the circumstances described in clause (ii) above, (x) if a Eurodollar Disruption Event has occurred and is continuing, the Base Rate or (y) otherwise, (A) One-Month LIBOR plus (B) 1.00% per annum; it being understood that the decision of how to fund its Note Balances will be in the good faith discretion of the related Noteholder, and the Indenture Trustee may assume the full Note Balance is funded by issuance of asset-backed commercial paper unless otherwise notified in writing by the Administrative Agent.

“CP Rate” means with respect to any Conduit Holder for any Interest Accrual Period (or any portion thereof), the per annum rate equivalent to the weighted average cost (as determined by the Administrative Agent, and which shall include commissions of placement agents and dealers not to exceed 0.05% of the face amount of the applicable Commercial Paper Notes, incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Holder, other borrowings by such Conduit Holder (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part to the funding of other assets of such Conduit Holder; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate for such Interest Accrual Period (or such portion thereof), any Conduit Holder (or the Administrative Agent on its behalf) shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“CRD” means the Capital Requirements Directive, as amended by Article 122a (effective as of January 1, 2011) and as the same may be further amended, restated or otherwise modified.

“Default Rate” means, with respect to any Interest Accrual Period, for each Class of Notes, the then applicable Note Interest Rate (without regard to the proviso in the definition of “Note Interest Rate” in the Base Indenture) plus 3.00% per annum.

“Eurodollar Disruption Event” means any of the following: (i) a good faith determination by any Noteholder of the Series 2013-VF1 Notes that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) for such Noteholder to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes during any Interest Accrual Period, (ii) a good faith determination by any Noteholder of the Series 2013-VF1 Notes that the interest rates offered on deposits of United States dollars to such Noteholder in the London interbank market does not accurately reflect the cost to such Noteholder of purchasing, funding or maintaining any portion of the Note Balances of the Notes during any Interest Accrual Period, or (iii) the inability of any Noteholder of the Series 2013-VF1 Notes to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes for such Interest Accrual Period.

“Expected Repayment Date” means October 15, 2013 for each Class of the Series 2013-VF1 Notes.

“Expense Rate” means, as of any date of determination, with respect to the Series 2013-VF1 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by (1) the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) the product of the Series Allocation Percentage for such Series multiplied by any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the Series 2013-VF1 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2013-VF1 Notes at the close of business on such date.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“General Reserve Required Amount” means with respect to any Payment Date or Interim Payment Date, as the case may be, for the Series 2013-VF1 Notes, an amount equal to on any Payment Date or Interim Payment Date four month’s interest calculated at the applicable Senior Rate on the Note Balance of each Class of Series 2013-VF1 Notes as of such Payment Date or Interim Payment Date, as the case may be.

“Increased Costs Limit” means for each Noteholder of a Series 2013-VF1 Note, such Noteholder’s pro rata percentage (based on the Note Balance of such Noteholder’s Series 2013-VF1 Notes) of 0.10% of the average aggregate Note Balance for all Classes of Series 2013-VF1 Notes Outstanding for any twelve-month period.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by an Adverse Claim on the Property of such person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such person; (e) obligations of such Person under Capital Lease Obligations; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Index” means, for any Class of the Series 2013-VF1 Notes, One-Month LIBOR, the Cost of Funds Rate or the Base Rate, as specified for such Class in the definition of “Note Interest Rate.”

“Initial Note Balance” means, for any Note or for any Class of Notes, the Note Balance of such Note upon issuance, or, on the Effective Date in the case of the Series 2013-VF1 Notes, as follows:

(i) Class A-VF1: $277,196,457.78;

(ii) Class B-VF1: $16,236,684.86;

(iii) Class C-VF1: $8,964,879.44; and

(iv) Class D-VF1: $8,790,381.82.

For the avoidance of doubt, the requirement for minimum bond denominations in Section 6.2 of the Base Indenture shall not apply in the case of the Series 2013-VF1 Notes.

“Initial Payment Date” means March 15, 2013.

“Interest Accrual Period” means, for the Series 2013-VF1 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date with respect to any Class, the Issuance Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2013-VF1 Notes on any Payment Date shall be determined based on the actual number of days in the Interest Accrual Period.

“Interest Day Count Convention” means the actual number of days in the related Interest Accrual Period divided by 360.

“Interim Payment Date” means, with respect to the Series 2013-VF1 Notes, up to four dates each calendar month provided that the Issuer provides the Holders of the Series 2013-VF1 Notes and the Indenture Trustee at least two (2) Business Days prior notice, or if any such date is not a Business Day, the next succeeding Business Day to the extent any such day occurs during the Revolving Period, and any other date otherwise agreed to between the Issuer and the Holders of the Series 2013-VF1 Notes.

“Issuance Date” means January 31, 2013.

“LIBOR” has the meaning assigned such term in Section 7 of this Indenture Supplement.

“LIBOR Determination Date” means for each Interest Accrual Period, the second London Banking Day prior to the commencement of such Interest Accrual Period.

“Limited Funding Date” means any Business Day that is not a Payment Date or Interim Payment Date, at a time when no Facility Early Amortization Event shall have occurred and shall be continuing, which date is designated by the Administrator on behalf of the Issuer to the Indenture Trustee and the Administrative Agent in writing no later than 9:00 a.m. Eastern Time two (2) Business Days prior to such date; provided, that the Administrator shall have delivered a Funding Certification in accordance with Section 4.3(a) of the Indenture for such date, and provided, further that no fundings may be made under a Variable Funding Note on such date and no payments on any Notes shall be made on such date; provided, further, that no more than five (5) Limited Funding Dates may be designated by the Administrator on behalf of the Issuer in any calendar month.

“Liquidity” means, as of any date, the sum of (a) the Receivables Seller’s Unrestricted Cash and (b) the aggregate amount of unused committed capacity available to the Receivables Seller (taking into account applicable haircuts) under mortgage loan warehouse and servicer advance facilities (other than the facilities provided under that certain Master Repurchase Agreement, dated as of March 25, 2011, between Barclays Bank PLC, as purchaser and agent, and Nationstar Mortgage LLC, as seller) for which the Receivables Seller has unencumbered collateral eligible to be pledged thereunder.

“Liquidity Facility” means any liquidity back-stop facility which may be utilized by a Noteholder of a Class to fund some or all of its disbursements on any such Class of the Notes.

“Liquidity Provider” means any financial institution, rated at least “A-1” by S&P and “P-1” by Moody’s, who provides a Liquidity Facility.

“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.

“Margin” means, for each Class of the Series 2013-VF1 Notes, the per annum rate set forth or determined as described below:

(i) Class A-VF1: 1.20%;

(ii) Class B-VF1: 1.75%;

(iii) Class C-VF1: 3.25%; and

(iv) Class D-VF1: 3.75%.

“Market Value” means, as of any date of determination with respect to a Designated Pool, the value of such property (determined by the Servicer in accordance with the Freddie Mac Guide or the Fannie Mae Guide, as applicable) or the appraised value of the Mortgaged Property obtained in connection with its origination, if no updated valuation has been required under the

Freddie Mac Guide or the Fannie Mae Guide, as applicable; provided, that such value shall equal zero for a mortgage loan that was 90 or more days Delinquent (a “90+ Day Delinquent Loan”) and the related valuation is more than 210 days old.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Pool, the ratio (expressed as a percentage) of (i) the aggregate of the Receivable Balance of all Facility Eligible Receivables related to such Designated Pool on such date over (ii) the aggregate Market Value of the Mortgaged Properties and REO Properties for the Mortgage Loans in such Designated Pool on such date.

“Master Repurchase Agreement” means the Master Repurchase Agreement, dated as of March 25, 2011, between Barclays Bank PLC, as purchaser and agent, and Nationstar, as seller.

“Maximum VFN Principal Balance” means, (i) for Class A-VF1, $530,918,000, (ii) for Class B-VF1, $32,756,000, (iii) for Class C-VF1, $17,837,000, and (iv) for Class D-VF1, $18,489,000 or, in the case of each such Class on any date, a lesser amount calculated pursuant to a written agreement between the Servicer, the Administrator and the Administrative Agent.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months, obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such month by (ii) the sum, for each Freddie Mac Pool or Fannie Mae Pool, of the highest Receivable Balance of the related Receivables during such calendar month relating to Advances funded by the Servicer in respect of such Freddie Mac Pool or Fannie Mae Pool.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Net Worth” means, with respect to any Person, such Person’s assets minus such Person’s liabilities, each determined in accordance with GAAP.

“Note Interest Rate” means, with respect to any Interest Accrual Period for each Class of Notes, (x) prior to the Expected Repayment Date, the rates described below:

(i) Class A-VF1: the sum of (A) the Cost of Funds Rate for such Interest Accrual Period plus (B) the applicable Margin;

(ii) Class B-VF1: the sum of (A) the Cost of Funds Rate for such Interest Accrual Period plus (B) the applicable Margin;

(iii) Class C-VF1: the sum of (A) the Cost of Funds Rate for such Interest Accrual Period plus (B) the applicable Margin; and

(iv) Class D-VF1: the sum of (A) the Cost of Funds Rate for such Interest Accrual Period plus (B) the applicable Margin; or (y) from and after the Expected Repayment Date, if the Notes of any Class have not been refinanced, the interest rate applicable to such Class pursuant to clause (x) above, plus 1.00%. For the avoidance of doubt, the “Note Interest Rate” for the Series 2013-VF1 Notes is subject to the definition of “Note Interest Rate” in the Base Indenture.

“Note Rating Agency” means, for the Series 2013-VF1 Notes, S&P.

“One-Month LIBOR” shall have the meaning assigned such term in Section 7 of this Indenture Supplement.

“Permitted Holders” means Fortress Investment Group LLC and any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Fortress Investment Group LLC. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Prime Rate” means the rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.

“Program Support Agreement” means any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of such Conduit Holder, the issuance of one or more surety bonds for which a Conduit Holder is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Holder to any Program Support Provider of the aggregate outstanding Note Balance (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to such Conduit Holder in connection with such Conduit Holder’s commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, a Conduit Holder or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Holder’s commercial paper program.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PSA Stressed Non-Recoverable Advance Amount” means as of any date of determination and with respect to any Designated Pool, the sum of:

(i) for all Mortgage Loans that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(ii) for all Mortgage Loans that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (i) Total Advances related to such Mortgage Loans on such date over (ii) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iii) for all Mortgage Loans that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iv) for all REO Properties, the greater of (A) zero and (B) the excess of (1) Total Advances related to such REO Properties on such date over (2) (x) in the case of REO Properties previously secured by a first lien Mortgage Loan, the product of 50% and the sum of all of the Market Values for such REO Properties or (y) in the case of REO Properties previously secured by a second or more junior lien Mortgage Loan, zero.

“Redemption Percentage” means, for the Series 2013-VF1 Notes, 10%.

“Reference Banks” has the meaning assigned to such term in Section 7 of the Indenture Supplement.

“Reserve Interest Rate” has the meaning assigned to such term in Section 7 of the Indenture Supplement.

“Senior Margin”: means, for each Class of the Series 2013-VF1 Notes, the percentage listed below for such Class:

(i) Class A-VF1: 1.20% per annum;

(ii) Class B-VF1: 1.75% per annum;

(iii) Class C-VF1: 3.25% per annum; and

(iv) Class D-VF1: 3.75% per annum.

“Senior Rate” means, for each Class of the Series 2013-VF1 Notes, (a) the lesser of the Cost of Funds Rate and One-Month LIBOR plus (b) the Senior Margin for such Class.

“Series 2013-VF1 Note Balance” means the aggregate Note Balance of the Series 2013-VF1 Notes.

“Stated Maturity Date” means, for each Class of the Series 2013-VF1 Notes, thirty (30) years following the end of the related Revolving Period.

“Stressed Interest Rate” means, for any Class as of any date, the sum of (i) the sum of (x) the per annum index on the basis of which such Class’s interest rate is determined for the current Interest Accrual Period, and (y) such Class’s Constant and (z) the product of (I) such Class’s Coefficient and (II) Stressed Time, plus (ii) the weighted average per annum margin of all outstanding Classes that is added to the index to determine the interest rates for such Class.

“Stressed Time” means, as of any date of determination for any Class of Series 2013-VF1 Notes, the percentage equivalent of a fraction, the numerator of which is one (1), and the denominator of which equals the related Stressed Time Percentage for such Class times the Monthly Reimbursement Rate on such date.

“Stressed Time Percentage” means for Class A-VF1, 15%, Class B-VF1, 17%, Class C-VF1, 18%, and Class D-VF1, 20%.

“Tangible Net Worth” means, with respect to any Person at any date of determination, (i) the Net Worth of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights and retained residual securities) and any and all advances to, investments in and receivables held from Affiliates; provided, however, that the non-cash effect (gain or loss) or any mark-to-market adjustments made directly to stockholders’ equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.

“Target Amortization Amounts” means, for each Class of the Series 2013-VF1 Notes, (i) if the Series 2013-VF1 Notes is the only Series of Notes Outstanding when a Target Amortization Event occurs for the Series 2013-VF1 Notes, 100% of the Note Balance of such Class at the close of business on the last day of its Revolving Period, payable on the next succeeding Business Day and (ii) if other Series of Notes are Outstanding when a Target Amortization Event occurs with respect to the Series 2013-VF1 Notes, an amount equal to 1/3 of the Outstanding VFN Principal Balance of such Class at the close of business on the last day of its Revolving Period, payable on each of the first three Payment Dates following the occurrence of such Target Amortization Event; provided, however, if any other Series of Notes is issued with Target Amortization Amounts that are payable in fewer than three (3) months, the Target Amortization Amounts for the Series 2013-VF1 Notes shall be payable over such shorter period provided for such other Series of Notes.

“Target Amortization Event” for the Series 2013-VF1 Notes, means the earlier of (A) the related Expected Repayment Date or (B) the occurrence of any of the following conditions or events, which is not waived by 100% of the Noteholders of the Series 2013-VF1 Notes:

(i) on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two preceding Payment Dates is less than five times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of all Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of Outstanding Notes during the related Monthly Advance Collection Period;

(ii) the occurrence of one or more Servicer Termination Events with respect to Designated Pools under the related Designated Servicing Agreements representing 15% or more (by Mortgage Loan balance as of the date of termination) of all the Designated Pools then included in the Collateral;

(iii) the Monthly Reimbursement Rate is less than 8.00%;

(iv) the rating assigned to any Class of Notes is reduced below the Applicable Rating assigned to such Class of Notes;

(v) [RESERVED];

(vi) [RESERVED];

(vii) the Servicer’s Tangible Net Worth is at any time less than or equal to $350,000,000;

(viii) the ratio of the Servicer’s Total Indebtedness to Tangible Net Worth at any time exceeds 12:1;

(ix) the Servicer’s Liquidity is less than $45,000,000 as of the last day of any calendar month;

(x) an event of default under the Master Repurchase Agreement, for so long as any indebtedness under such Master Repurchase Agreement has not been repaid in full and such Master Repurchase Agreement has not been terminated;

(xi) the occurrence of a Change of Control;

(xii) any failure by the Administrator to deliver any Determination Date Administrator Report pursuant to Section 3.2 of the Base Indenture which continues unremedied for a period of five (5) Business Days after a Responsible Officer of the Administrator shall have obtained actual knowledge of such failure, or shall have received written or electronic notice from the Indenture Trustee or any Noteholder of such failure;

(xiii) the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator shall breach or default in the due observance or performance of any of its covenants or agreements in this Indenture Supplement, the Base Indenture, or any other Transaction Document (subject to any cure period provided therein), other than an obligation of the Receivables Seller to make an Indemnity Payment following a breach of a representation or warranty with respect to such Receivable pursuant to Section 4(b) of the Receivables Sale Agreement, and any such default shall continue for a period of two (2) Business Days after the earlier to occur of (i) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (ii) the date on which written or electronic notice of such failure, requiring the same to be remedied, shall have been given from the Indenture Trustee or any Noteholder to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator; provided, that a breach of Section 6(b) of the Receivables Sale Agreement, or Section 7(b) of the Receivables Pooling Agreement (prohibiting the Receivables Seller, the Servicer or the Depositor, as applicable, from causing or permitting Insolvency Proceedings with respect to the Depositor or the Issuer, as applicable) shall constitute an automatic Target Amortization Event;

(xiv) if any representation or warranty of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator made in this Indenture Supplement, the Base Indenture, or any other Transaction Document (other than under Section 4(b) of the Receivables Sale Agreement) shall prove to have been breached in any material respect as of the time when the same shall have been made or deemed made, and, if capable of remedy by payment of an Indemnity Payment or otherwise, continues uncured and unremedied for a period of five (5) days after the earlier to occur of (i) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (ii) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, and would have a material adverse effect on the rights or interests of the Noteholders;

(xv) (i) a final judgment or judgments for the payment of money in excess of $50,000 in the aggregate shall be rendered against the Depositor or the Issuer by one or more courts, administrative tribunals or other bodies having jurisdiction over them, or (ii) a final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against the Receivables Seller or the Administrator by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Receivables Seller or Administrator, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(xvi) any person shall be appointed as Independent Manager of the Depositor without prior notice having been given to and without the written acknowledgement by the Administrative Agent that such person conforms, to the satisfaction of the Administrative Agent in its reasonable discretion, to the criteria set forth herein in the definition of “Independent Manager”;

(xvii) the Administrator shall fail to make any payment (whether of principal or interest or otherwise) in respect of any other indebtedness with an amount in excess of $15,000,000, when and as the same shall become due and payable (including the passage of any applicable grace period); or

(xviii) any event or condition occurs and, while continuing, results in any indebtedness of the Administrator with an amount in excess of $15,000,000 becoming due prior to its scheduled maturity or that enables or permits (including the passage of any applicable grace period) the holder or holders of any such indebtedness or any trustee or agent on its or their behalf to cause any such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Total Advances” means, with respect to any date of determination with respect to any Mortgage Loans, the sum of all outstanding amounts of all outstanding Advances related to Facility Eligible Receivables funded by the Servicer out of its own funds or with respect to such Mortgage Loans on such date.

“Total Indebtedness” means, with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any non-recourse debt (including any securitization debt).

“Trigger Advance Rate” means, for any Class within the Series 2013-VF1 Notes, as of any date, the rate equal to (1) 100% minus (2) the product of (a) one twelfth of the Stressed Interest Rate for such Class, plus the related Expense Rate as of such date, multiplied by (b) the related Stressed Time for such Class as of such date.

“Undrawn Fee Rate” means, with respect to each Class of the Series 2013-VF1 Notes and for each Interest Accrual Period, 0.50% per annum.

“Unrestricted Cash” means, as of any date of determination, the sum of (i) the Receivables Seller’s cash, (ii) the Receivables Seller’s Cash Equivalents that are not, in either case, subject to an Adverse Claim in favor of any Person or that are not required to be reserved by the Receivables Seller in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law.

Section 3. Forms of Series 2013-VF1 Notes.

The form of the Rule 144A Definitive Note and of the Regulation S Definitive Notes that may be used to evidence the Series 2013-VF1 Variable Funding Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-2 and A-4, respectively.

Section 4. Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2013-VF1 Notes, the Collateral Value shall be zero for any Receivable that:

(i) is attributable to any Designated Pool to the extent that the related Receivable Balance, when added to the aggregate Receivable Balance already outstanding with respect to such Designated Pool, would cause the related Advance Ratio to be equal to or greater than 100%;

(ii) is not a Facility Eligible Receivable; or

(iii) is attributable to any Designated Pool to the extent that the related Receivable Balance, when added to the aggregate Receivable Balance already outstanding with respect to such Designated Pool, would cause the related Market Value Ratio to exceed 25%.

Section 5. General Reserve Account.

In accordance with the terms and provisions of this Section 5 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a General Reserve Account with respect to the Series 2013-VF1 Notes, which shall be an Eligible Account, for the benefit of the Series 2013-VF1 Noteholders.

Section 6. Payments; Note Balance Increases; Early Maturity.

The Paying Agent shall make payments of interest on the Series 2013-VF1 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture and any payments of interest, Cumulative Interest Shortfall Amounts, Fees or Increased Costs allocated to the Series 2013-VF1 Notes shall be paid first to the Class A-VF1 Variable Funding Notes, thereafter to the Class B-VF1 Variable Funding Notes, thereafter to the Class C-VF1 Variable Funding Notes and thereafter to the Class D-VF1 Variable Funding Notes. The Paying Agent shall make payments of principal on the Series 2013-VF1 Notes on each Interim Payment Date and each Payment Date in accordance with Sections 4.4 and 4.5, respectively, of the Base Indenture (at the option of the Issuer in the case of requests during the Revolving Period for the Series 2013-VF1 Notes). The Note Balance of each Class of the Series 2013-VF1 Notes may be increased from time to time on certain Funding Dates in accordance with the terms and provisions of Section 4.3 of the Base Indenture, but not in excess of the related Maximum VFN Principal Balance.

Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Issuer may, upon at least five Business Days’ prior written notice to the Administrative Agent, redeem in whole or in part, and/or terminate and cause retirement of any of the Series 2013-VF1 Notes at any time using proceeds of issuance of new Notes

The Series 2013-VF1 Notes are also subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture.

Any payments of principal allocated to the Series 2013-VF1 Notes during a Full Amortization Period shall be applied in the following order of priority, first, to the Class A-VF1 Variable Funding Notes, until their Note Balance has been reduced to zero, second, to the Class B-VF1 Variable Funding Notes until their Note Balance has been reduced to zero, third, to the Class C-VF1 Variable Funding Notes, until their Note Balance has been reduced to zero, and fourth, to the Class D-VF1 Variable Funding Notes, until their Note Balance has been reduced to zero.

The Administrative Agent and the Noteholder of 100% of the Outstanding Notes further confirm that that the Series 2013-VF1 Notes issued on the Effective Date pursuant to this Indenture Supplement shall be issued in the name of “Barclays Bank PLC, as Administrative Agent,” and the Administrative Agent and the Noteholder of 100% of the Outstanding Notes hereby direct the Indenture Trustee to issue the Series 2013-VF1 Notes in the name of “Barclays Bank PLC, as Administrative Agent.”

For the avoidance of doubt, the failure pay any Target Amortization Amount when due, as described in the definition thereof, shall constitute an Event of Default.

Section 7. Determination of Note Interest Rate and LIBOR.

(a) At least one Business Day prior to each Determination Date, the Administrator shall calculate the Note Interest Rate for the related Interest Accrual Period and the Interest Payment Amount for the Series 2013-VF1 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.

(b) On each LIBOR Determination Date, the Administrative Agent will determine the arithmetic mean of the London Interbank Offered Rate (“LIBOR”) quotations for one-month Eurodollar deposits (“One-Month LIBOR”) for the succeeding Interest Accrual Period for the Series 2013-VF1 Notes on the basis of the Reference Banks’ offered LIBOR quotations provided to the Calculation Agent as of 11:00 a.m. (London time) on such LIBOR Determination Date. As used herein with respect to a LIBOR Determination Date, “Reference Banks” means leading banks engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) whose quotations appear on the Bloomberg Screen US0001M Index Page for the LIBOR Determination Date in question and (iii) which have been designated as such by the Calculation Agent (after consultation with the Administrative Agent) and are able and willing to provide such quotations to the Calculation Agent for each LIBOR Determination Date; and “Bloomberg Screen US0001M Index Page” means the display designated as page US0001M Index Page on the Bloomberg Financial Markets Commodities News (or such other pages as may replace such page on that service for the purpose of displaying LIBOR quotations of major banks). If any Reference Bank should be removed from the Bloomberg Screen US0001M Index Page or in any other way fails to meet the qualifications of a Reference Bank, the Administrative Agent may, in its sole discretion, designate an alternative Reference Bank.

If, for any LIBOR Determination Date, two or more of the Reference Banks provide offered One-Month LIBOR quotations on the Bloomberg Screen US0001M Index Page, One-Month LIBOR for the next succeeding Interest Accrual Period for the Series 2013-VF1 Notes will be the arithmetic mean of such offered quotations (rounding such arithmetic mean if necessary to the nearest five decimal places).

If, for any LIBOR Determination Date, only one or none of the Reference Banks provides such offered One-Month LIBOR quotations for the next applicable Interest Accrual Period, One-Month LIBOR for the next Interest Accrual Period for the Series 2013-VF1 Notes will be the higher of (x) One-Month LIBOR as determined for the previous LIBOR Determination Date and (y) the Reserve Interest Rate. The “Reserve Interest Rate” on any date of determination will be the rate per annum that the Administrative Agent determines to be either (A) the arithmetic mean (rounding such arithmetic mean if necessary to the nearest five decimal places) of the one-month Eurodollar lending rate that New York City banks selected by the Administrative Agent are quoting, on the relevant LIBOR Determination Date, to the principal London offices of at least two leading banks in the London Interbank market or (B) in the event that the Administrative Agent is unable to determine such arithmetic mean, the lowest one-month Eurodollar lending rate that the New York City banks so selected by the Administrative Agent are quoting on such LIBOR Determination Date to leading European banks.

If, on any LIBOR Determination Date, the Administrative Agent is required but is unable to determine the Reserve Interest Rate in the manner provided in the preceding paragraph, One-Month LIBOR for the next applicable Interest Accrual Period will be One-Month LIBOR as determined for the previous LIBOR Determination Date.

Notwithstanding the foregoing, One-Month LIBOR for an Interest Accrual Period shall not be based on One-Month LIBOR for the previous Interest Accrual Period on the Series 2013-VF1 Notes for two consecutive LIBOR Determination Dates. If, under the priorities described above, One-Month LIBOR for an Interest Accrual Period on the Series 2013-VF1 Notes would be based on One-Month LIBOR for the previous LIBOR Determination Date for the second consecutive LIBOR Determination Date, the Administrative Agent shall select an alternative index (over which the Administrative Agent has no control) used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent third party, and this alternative index shall constitute One-Month LIBOR for all purposes under this Indenture Supplement in that event.

(c) The establishment of One-Month LIBOR by the Administrative Agent and the Administrative Agent’s subsequent calculation of the Note Interest Rate on the Series 2013-VF1 Notes for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

Section 8. Increased Costs.

If any requirement of any law, rule, regulation, or order applicable to a Noteholder of a Series 2013-VF1 Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Noteholder with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made or that becomes effective subsequent to the date hereof:

(1) shall subject such Noteholder to any tax of any kind whatsoever with respect to its Series 2013-VF1 Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Noteholder as a result of any present or former connection between such Noteholder and the United States, other than any such connection arising solely from such Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture) or change the basis of taxation of payments to such Noteholder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(2) shall impose on such Noteholder any other condition;

and the result of any of the foregoing is to increase the cost to such Noteholder, by an amount which such Noteholder deems to be material, of continuing to hold its Series 2013-VF1 Note or to reduce any amount due or owing hereunder in respect thereof, or (in the case of any change in a Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Noteholder or any Person controlling such Noteholder with any request or directive regarding capital adequacy (whether or not having the force of law) from any governmental or quasi-governmental authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Noteholder’s or such controlling Person’s capital as a consequence of its obligations as a Noteholder of a Variable Funding Note to a level below that which such Noteholder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Noteholder’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Noteholder to be material, then, in any such case, such Noteholder shall invoice the Administrator for such additional amount or amounts as calculated by such Noteholder in good faith as will compensate such Noteholder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Noteholder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(ii) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Costs Limit shall be payable to such Noteholder in accordance with Section 4.5(a)(1)(ix) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable.

Increased Costs payable under this Section 8 shall be payable on a Payment Date only to the extent invoiced to the Indenture Trustee prior to the related Determination Date.

Section 9. Series Reports.

(a) Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2013-VF1 Notes:

(i) the Advance Ratio for each Designated Pool, and whether the Advance Ratio for such Designated Pool exceeds 100%;

(ii) the Market Value Ratio for each Designated Pool, and whether the Market Value Ratio for such Designated Pool exceeds 25%;

(iii) a list of each Target Amortization Event for the Series 2013-VF1 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date.

(iv) whether any Receivable, or any portion of the Receivables, attributable to a Designated Pool, has zero Collateral Value by virtue of the definition of “Collateral Value” or Section 4 of this Indenture Supplement;

(v) a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;

(vi) the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(vii) whether any Target Amortization Amount that has become due and payable has been paid;

(viii) the PSA Stressed Non-Recoverable Advance Amount for the upcoming Payment Date or Interim Payment Date; and

(ix) the Trigger Advance Rate for each Class.

In addition to the information provided in the above Calculation Agent Report, to the extent the following information is specifically provided to the Calculation Agent by Nationstar, the Calculation Agent shall promptly, from time to time, provide such other financial or non-financial information, documents, records or reports with respect to the Receivables or the condition or operations, financial or otherwise, of Nationstar, including any information available to Nationstar, as the Administrator or any Noteholder of a Series 2013-VF1 Note may from time to time reasonably request in order to assist the Administrative Agent or such Noteholder in complying with the requirements of Article 122a(4) and (5) of the CRD as may be applicable to the Administrative Agent or such Noteholder of a Series 2013-VF1 Note.

(b) Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.

(c) Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify: (i) Tangible Net Worth, (ii) the occurrence of any of the events described in clause (ii), (iv), (vii), (viii) and (ix) of the definition of “Target Amortization Event,” or (iii) compliance with clause (vi) of the definition of “Facility Eligible Servicing Agreement.”

Section 10. Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Noteholders of the Series 2013-VF1 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(b) and Article XII thereof and Section 12 hereof, as applicable, have been satisfied.

Section 11. Representations and Warranties.

The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.

Section 12. Amendments.

(a) Notwithstanding any provisions to the contrary in Article XII of the Base Indenture, and in addition to and otherwise subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any Notes or any other Person but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer, and the Administrative Agent, and with prior notice to the applicable Note Rating Agency, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect, may amend this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any other Transaction Document; (ii) to take any action necessary to maintain the rating currently assigned by the applicable Note Rating Agency and/or to avoid such Class of Notes being placed on negative watch by such Note Rating Agency; or (iii) to amend any other provision of this Indenture Supplement.

(b) Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of 100% of the Series 2013-VF1 Notes, supplement, amend or revise any term or provision of this Indenture Supplement.

Section 13. Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 14. Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 15. Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2013-VF1 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2013-VF1 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2013-VF1 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2013-VF1 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2013-VF1 Notes or this Indenture Supplement. It is understood that the foregoing provisions of this Section 15 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2013-VF1 Notes or secured by this Indenture Supplement. It is further understood that the foregoing provisions of this Section 15 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2013-VF1 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

Section 16. Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.

IN WITNESS WHEREOF, Nationstar Agency Advance Funding Trust, as Issuer, Nationstar Mortgage LLC (as Administrator and as Servicer), The Bank of New York Mellon, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary, and Barclays Bank PLC, as Administrative Agent, have caused this Indenture Supplement relating to the Series 2013-VF1 Notes, to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

NATIONSTAR AGENCY ADVANCE FUNDING TRUST, as Issuer By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee	THE BANK OF NEW YORK MELLON, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By: /s/ Christopher M. Cavalli Name: Christopher M. Cavalli Title: Banking Officer	By: /s/ Erica Walsh Name: Erica Walsh Title: Vice President

NATIONSTAR MORTGAGE LLC, as Administrator and as Servicer	BARCLAYS BANK PLC, as Administrative Agent

By: /s/ Amar Patel Name: Amar Patel Title: Executive Vice President	By: /s/ Jamie Pratt Name: Jamie Pratt Title: Director

[Signature Page to Indenture Supplement – Nationstar Series 2013-VF1 Notes]